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Breakthrough Results in Depression Care Announced by CNS Response at the U.S. Psychiatric and Mental Health Congress

Patients Using rEEG® -Guided Treatment Had Considerably Better Outcomes
with Statistical Significance “Exceeding Expectations”

Costa Mesa, CA – November 3, 2009 – CNS Response, Inc. (OTCBB: CNSO) reported the results of a landmark study presented by Charles DeBattista, D.M.H, M.D., at the U.S. Psychiatric and Mental Health Congress. The poster presentation, titled Referenced-EEG® (rEEG) Efficacy Compared to STAR*D For Patients With Depression Treatment Failure: First Look At Final Results, highlighted a dramatic improvement in personalized medicine technology for use in treatment of patients with depression. In this study, rEEG proved effective at predicting medication response for treatment-resistant patients approximately 65 percent of the time.

The study included 114 patients in 12 medical centers, including Harvard, Stanford, Cornell, UCI and Rush. The 12-week study found that rEEG significantly outperformed the modified STAR*D treatment algorithm. The difference, or separation, between rEEG and the control group was 50 and 100 percent for the study’s two primary endpoints. Typically, separation between a new treatment and a control group is about 10 percent in antidepressant studies.

“These outcomes are consistent with previous rEEG studies, which included three prospective, controlled trials and eight case series, but the robustness and statistical significance of these results exceeded our expectations,” said CNS president and chief medical officer Daniel Hoffman, M.D.

“Psychiatry has lacked useful laboratory tests to select medications for treatment-resistant depressed patients. While needing further study, this trial is one of the larger ones to demonstrate that there may be a role for technology that assists physicians in selecting better treatment options for their patients,” said Dr. Charles DeBattista, an award-winning doctor at Stanford University Medical Center, who helped lead the study on rEEG.

Depression costs U.S. employers $83 billion annually, with treatment-resistant depression accounting for over half of that cost. On average, these patients cost $8,500 more per year than patients with ordinary depression. rEEG is the first objective, physiology-based, personalized medical technology consistently shown to guide psychiatrists to appropriate treatment for the most challenging patients.

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Breakthrough Results in Depression Care Announced by CNS Response at the U.S. Psychiatric and Mental Health Congress

The CNS Response study, the largest in the company’s history, was a randomized, blinded, controlled, parallel group, multicenter study. The patients in the study experienced depression treatment failure of one of more SSRIs and/or had failure with at least two classes of antidepressants. The patients fell into two groups: 1) those treated with rEEG medication guidance, and 2) those treated with the modified STAR*D treatment algorithm.

“This is the promise of personalized medicine, tailoring therapies to the unique medication response profile of each individual patient,” said George Carpenter, chief executive officer of CNS Response, Inc., which developed the patented technology. “Those suffering from the most resistant forms of depression will now have an effective treatment option, and doctors will no longer have to play an extended and costly guessing game to see what works best.”

About CNS Response

Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc. Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient's own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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